Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2018, with respect to the consolidated financial statements included in the Annual Report of Earthstone Energy, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said reports in the Registration Statements of Earthstone Energy, Inc. on Form S-3 (File No. 333-224334, 333-213543, 333-205466, and 333-218277) and on Form S-8 (File No. 333-227720, 333-210734, and 333-221248).

/s/ GRANT THORNTON LLP

Houston, Texas
March 12, 2019